FOR IMMEDIATE RELEASE        INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

TeamHealth Names Oliver Rogers
Executive Vice President and Chief Operating Officer
(KNOXVILLE, Tenn.) Sept. 15, 2014 – TeamHealth Holdings Inc. (NYSE:TMH), one of the nation’s largest providers of outsourced physician staffing solutions for hospitals, announced the appointment of Oliver Rogers as the company’s executive vice president (EVP) and chief operating officer (COO) effective Sept. 15, 2014. Rogers previously served as the organization’s president of hospital based services.

“As EVP and COO, Oliver will play a key role in positioning TeamHealth for continued growth and operational success,” said Mike Snow, president and CEO of TeamHealth. “His depth of experience, proven leadership abilities and professional integrity are qualities that will strengthen TeamHealth’s reputation as a leading healthcare solutions organization.”

“I am honored to accept the position of EVP and COO,” said Rogers. “I look forward to continuing to work with our executive leadership team, affiliated clinicians and administrative teams to strengthen TeamHealth’s level of service excellence, operational efficiency and financial performance.”

Rogers has more than 35 years of management experience in a variety of healthcare organizations, including hospitals and large physician practice groups. He joined TeamHealth Southeast in 2003 as executive vice president and was promoted to CEO of that division in 2006. Under his leadership, TeamHealth Southeast experienced unprecedented growth and client retention. Rogers was promoted to president of TeamHealth hospital based services in 2010 and was responsible for national contract management of TeamHealth’s emergency medicine, hospital medicine, anesthesia, urgent care and specialty hospitalist service lines. Prior to joining TeamHealth, Rogers was responsible for a $1.5 billion revenue division of a publicly traded healthcare company. He earned a bachelor’s degree from the University of North Carolina and a master’s degree in health administration from Duke University.

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 19 regional locations and multiple service lines, TeamHealth's more than 10,200 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 900 civilian and military hospitals, clinics, and physician groups in 46 states. TeamHealth was recently named one of “America’s 100 Most Trustworthy Companies” for 2014 by Forbes magazine. The term "TeamHealth" as used throughout this release includes Team Health, Inc., and all of its related entities, divisions, subsidiaries and affiliated physicians and physician groups. For more information about TeamHealth, visit www.teamhealth.com.
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